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                                                                    Exhibit 99.1


NATIONAL WATERWORKS, INC. ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 10.50% SENIOR SUBORDINATED NOTES, SERIES B, DUE 2012

          WACO, TEXAS - (July 1, 2005) - National Waterworks, Inc. (the "Company") announced today that it is offering to purchase for cash any and all of its outstanding $200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes, Series B, due 2012 (the "Notes"), on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 1, 2005 and the accompanying Letter of Transmittal and Consent (together, the "Offer Documents"). The Company is also soliciting the consents of the holders of the Notes to, among other things, eliminate the restrictive covenants in the indenture under which the Notes were issued.

     The total consideration to be paid for each validly tendered Note, subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and calculated based in part on the 3.00% U.S. Treasury Note due November 15, 2007 (the "Reference Treasury Note"). The total consideration for each Note will be equal to the sum of:

(i) the product of 65% and the present value of scheduled payments on such Note based on a fixed spread pricing formula utilizing a yield equal to the Reference Treasury Note, plus 50 basis points; plus

(ii) the product of 35% and 110.50% of the principal amount of the Note, which is equal to the equity clawback price at which the Company is permitted to redeem up to 35% of the Notes with the proceeds of an equity offering or capital contribution.

 The detailed methodology for calculating the total consideration for Notes is outlined in the Offer to Purchase and Consent Solicitation Statement dated July 1, 2005 relating to the tender offer and the consent solicitation.

     The Company is also soliciting consents from holders of the Notes for certain amendments that would, among other things, eliminate the restrictive covenants and certain of the events of default contained in the Indenture and the Notes. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of Notes outstanding.

     The consent solicitation will expire at 5:00 p.m., New York City time, on July 18, 2005, unless earlier terminated or extended (such date and time, as the same may be extended, the "Consent Time"). Holders who validly tender their Notes by the Consent Time will be eligible to receive the total consideration. Holders who validly tender their Notes after the Consent Time, and on or prior to 5:00 p.m., New York City time, August 1, 2005 (the "Expiration Time"), will be eligible to receive the total consideration less $30.00 per $1,000 principal amount (the "Consent Amount").

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     Holders who tender their Notes must consent to the proposed amendments.
Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time.

          The Company's tender offer is conditioned on, among other things, the following:

     o receipt of valid and unrevoked consents of the holders of at least a majority of the outstanding principal amount of the Notes,

     o the Company either amending its existing credit facility or entering into a new credit facility, the net proceeds of which will be used, among other things, to pay the consideration for the Notes purchased in the tender offer, and

     o consummation of an initial public offering of common stock by the Company's parent, National Waterworks Holdings, Inc., the net proceeds of which will be used, among other things, to pay the consideration for the Notes purchased in the tender offer.

          The Company has retained J.P. Morgan Securities Inc. to act as sole Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 834-3424 (collect) or (866) 834-4666 (toll free). Global Bondholder Services Corporation is the Information Agent and can be contacted at (212) 430-3774 (collect) or (866) 387-1500 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

          The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

About National Waterworks, Inc.
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     National Waterworks, Inc. distributes a full line of pipes, fittings, valves, meters, fire hydrants, service and repair products and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. The Company's products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. Through its network of 136 branches in 36 states, the Company sells directly to municipalities and to contractors who serve municipalities and perform residential, commercial and industrial waterworks projects.
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Safe Harbor Statement
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          Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company's current expectations and the Company can give no assurance that such expectations will prove to be correct.


Contact:  National Waterworks, Inc.
          Thomasville, GA
          Judy Barrow, (229) 227-8611
          judy.borrow@natlww.com